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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT
                              --------------------

EMPLOYMENT AGREEMENT (the "Agreement") dated January 11, 1999 by and between INTEGRATED CIRCUIT SYSTEMS, INC., a Pennsylvania corporation (the "Company") and RUDOLF GASSNER ("Employee").

     1. Employment. The Company's Board of Directors (the "Board") has elected Employee to the position of Chairman of the Board effective January 1, 1999. The Company hereby employs Employee as Chairman of the Board (the "Position") effective January 1, 1999, and Employee hereby accepts such employment and agrees to perform Employee's duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth; provided, however, that the Position will be changed to that of the Company's Vice President -- Corporate Development if: (i) the Board selects another Chairman of the Board, or (ii) Employee resigns as or otherwise ceases to be a member of the Board.

     1.1 Employment Term. The period of Employee's employment by the Company pursuant to this Agreement (the "Employment Term") shall commence on January 1, 1999 and shall continue for one-year period thereafter, ending December 31, 1999, provided, however, that the Employment Term shall be automatically extended for successive one-year periods ending on December 31 of each successive year unless the Employment Term is terminated by written notice from the Company to Employee or from Employee to the Company no later than October 1 of the year immediately preceding any one-year extension period (in which event the Employment Term shall expire on December 31 of the year in which such termination notice is given). The Employment Term shall also terminate in accordance with Section 5 hereof.

     1.2      Duties and Responsibilities.

         (a) During the Employment Term, Employee shall serve in the previously identified Position and shall perform all duties and accept all responsibilities incident to such Position or as may be assigned to him by the Company's Board of Directors. In particular, Employee shall be responsible to lead the Company's search for a suitable candidate to serve as the Company's Chief Executive Officer, and Employee shall have responsibility for management of the day-to-day operations of the Company until a suitable Chief Executive Officer is secured.

        (b) Employee represents to the Company that Employee is not subject to or party to (and except for the present Agreement and any other agreement with the Company, Employee agrees during the Employment Term not to become subject to or a party to) any employment agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction of any nature which would prohibit Employee from executing this Agreement and performing fully Employee's duties and responsibilities hereunder, or which would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Employee by the Company, including without limitation any duties and responsibilities relating to the business in which the Company (including its subsidiaries) is engaged during the Employment Term or for which Employee has notice during such Employment Term that the Company is planning to be engaged within the six (6) month
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period following any expiration or termination of this Agreement (the
"Business" of the Company).

     1.3 Extent of Service. During the Employment Term, Employee agrees to use best efforts to carry out the duties and responsibilities under Section 1.2 hereof and to devote full time, attention and energy thereto. Employee further agrees not to work either on a part time or independent contracting basis, or serve as a director, officer or in any other capacity, or to otherwise become engage in any business activity or enterprise (including any material investment therein) during the Employment Term without the prior disclosure to and consent of the Company in accordance with its policies. The foregoing shall not, however, be construed as prohibiting the ownership of not more than 5% of any class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, provided that such ownership represents solely a passive investment and the Employee does not in any way manage, control, perform services for or otherwise take any role therein which may create a conflict of interest or otherwise interfere with Employee's ability to discharge Employee's duties and responsibilities to the Company.

     1.4      Base Compensation.

         (a) For all the services rendered by Employee hereunder, the Company shall pay Employee a salary at a monthly rate of Twelve Thousand ($12,000.00) dollars per month during the Employment Term.

         (b) During the Employment Term, Employee shall also be entitled to participate in such vacation pay, retirement, other fringe benefit plans and prerequisites, if any, as may be duly authorized from time to time by the Company, in its sole discretion, the terms and provisions of which plans and prerequisites shall also be in the sole discretion of the Company, which terms and provisions shall be controlling with respect to the manner in which any such benefit or prerequisite is earned, accrued, vested, paid or otherwise available.

     1.5 Incentive Compensation. In addition to the compensation set forth in Section 1.4 hereof, Employee shall be entitled to participate in such incentive compensation plans, if any, as may be applicable to its management level employees, and as may be duly established from time to time in respect to the Employment Term by the Company in its sole discretion, which terms and provisions shall be controlling with respect to the manner in which any such incentive compensation is earned, accrued, vested, paid or otherwise made available to its participants.

     2. Expenses. Employee shall be reimbursed for the reasonable business expenses incurred by Employee in connection with Employee's performance of services hereunder during the Employment Term upon presentation of an itemized account and written proof of such expenses in accordance with policies duly established by the Company. Employee shall also be reimbursed for his legal expenses and disbursements incurred in connection with the negotiation of this Agreement. Termination of Employee's Employment Term in accordance with Section


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5 of this Agreement shall not terminate the obligation to reimburse expenses properly incurred prior to the date of such termination in accordance with the Company's policies.

     3. Confidential Information; Non-solicitation and Non-competition. Employee acknowledges and agrees that (i) Employee has executed or will execute the Company's standard agreements regarding confidential information (the "Confidentiality Agreements"), (ii) during Employee's employment and for a period of eighteen (18) months after the employment of Employee by Company has ended (or for such other period as may be specified in Section 5.4 or 5.5), Employee will not, directly or indirectly, solicit the employment of any person who was employed by the Company or any of its subsidiaries during Employee's employment, unless such person was (1) involuntarily discharged by the Company or such subsidiary or (2) voluntarily terminated his or her relationship with the Company prior to Employee's termination, and (iii) during Employee's employment and for a period of twelve (12) months after the employment of Employee by Company has ended (or for such other period as may be specified in Section 5.4 or 5.5), Employee will not, without the prior written consent of the Company, directly or indirectly engage in, participate in, have any interest in, or permit his name to be used by any corporation or other entity or enterprise which competes with the Business in the geographical areas where the Company conducts such Business, whether as an employee, officer, director, agent, consultant, investor, security holder, creditor, guarantor, partner, joint venturer or beneficiary under a trust (subparagraphs (ii) and (iii) are collectively the "Restrictive Covenants").

     4.   Arbitration and Equitable Relief.

         (a) Employee acknowledges that the restrictions contained in the Confidentiality Agreements and Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of the Confidentiality Agreements or Restrictive Covenants will result in irreparable injury to the Company. Employee represents that Employee's experience and capabilities are such that the restrictions contained in the Confidentiality Agreements and Restrictive Covenants will not prevent Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as anticipated by this Agreement. Employee further represents and acknowledges that (i) as a condition of entering into this Agreement, Employee has reconfirmed, and does hereby reconfirm that all of the provisions of the Confidentiality Agreements and Restrictive Covenants are and will continue to be valid and binding upon Employee, and enforceable against Employee to the full extent set forth therein, (ii) Employee has been advised by the Company to consult Employee's own legal counsel in respect of this Agreement and the statements set forth herein and in respect of the Confidentiality Agreements and Restrictive Covenants, and (iii) that Employee has, prior to execution of this Agreement and the Confidentiality Agreements, reviewed this Agreement, the Confidentiality Agreements and the Restrictive Covenants with Employee's counsel.

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       (b) Except as provided in Section 4(c) below, Employee and the Company agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be exclusively settled by arbitration to be held in the county and state set forth in the following paragraph, in accordance with the National Rules for the Resolution of Employment Disputes as then in effect of the American Arbitration Association. A panel of three arbitrators shall be chosen in accordance with such rules to conduct the arbitration, unless Employee and the Company agree in writing to have such disputes settled by a single arbitrator. The arbitrators may grant injunctions or other relief in such dispute or controversy, but shall have no authority to set aside or review any decision of the board of directors or its compensation committee which under the terms of this Agreement or the controlling Company benefit plan or policy are discretionary with the Company, unless such decisions are shown by clear and convincing evidence to have been made in bad faith. The decision of the arbitrators shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrators' decision in any court having jurisdiction. The Company and Employee shall each pay one-half of the costs and expenses of such arbitration, and each of the Company and Employee shall separately pay its counsel fees and expenses, subject, however, to the right of the arbitrators to assess costs and expenses in circumstances where such arbitrators deem it appropriate to do so. If a party shall attempt to vacate or appeal from an arbitration award or obtain an order staying the arbitration, and such party (the "non-prevailing party") is unsuccessful in obtaining such judicial relief, then the non-prevailing party will be responsible for all attorney's fees and costs incurred by the other party in connection therewith.

       (c) Employee agrees that the Company shall be entitled (in addition to seeking relief pursuant to an arbitration pursuant to (b) above) to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of the Confidentiality Agreements or Restrictive Covenants, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled as set forth in the Confidentiality Agreements or otherwise. Employee irrevocably and unconditionally (i) agrees that any such suit, action or other legal proceeding commenced by the Company may be brought in the United States District Court for, or in any court of general jurisdiction in the county of Montgomery, Commonwealth of Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 10 hereof.

       (d) In the event that any of the provisions of the Confidentiality Agreements or Restrictive Covenants should ever be held or adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

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       (e) Employee agrees that Employee will provide, and that the Company may similarly provide, a copy of the Confidentiality Agreements and Restrictive Covenants to any business or enterprise (i) which Employee may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or (ii) with which Employee may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Employee may use or permit Employee's name to be used.

     5    Termination. The Employment Term shall terminate prior to its expiration as set forth in Section 1.1 above, and Employee's employment by the Company shall be terminated, upon the occurrence of any of the following events (and in accordance with the following provisions associated with such events):

     5.1. Disability. In the event that Employee is unable fully to perform Employee's duties and responsibilities hereunder to the full extent required by the board of directors of the Company by reason of illness, injury or incapacity for more than ninety (90) days, Employee will continue to be compensated as provided in Section 1.4 (less any payments due Employee under any disability benefit program, including Social Security, worker's compensation and disability retirement benefits). After the expiration of such ninety (90) day period, the Employment Term may be terminated immediately by the Company, and the Company shall have no further liability or obligation to Employee for compensation hereunder; provided, however, that Employee will be entitled to receive the payments prescribed under any disability benefit plan maintained by the Company and in which Employee participated at the date of such disability; and provided further that Employee will be entitled to a pro-rata portion to the date of disability of any earned incentive compensation referred to in Section 1.5 with respect to the fiscal year during which Employee first became disabled. In the event of any dispute under this Section 5.1, Employee shall submit to a physical examination by a licensed physician selected by the Company.

    5.2. Death. In the event that Employee dies during the Employment Term, the Company shall pay to Employee's executors, legal representatives or administrators an amount equal to the installment of Employee's Monthly Salary set forth in Section 1.4 hereof for the month in which Employee dies and a pro-rata portion to the date of death of any earned incentive compensation referred to in Section 1.5 with respect to the fiscal year during which Employee died, and thereafter the Company shall have no further liability or obligation hereunder to Employee's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him; provided, however, that Employee's estate or designated beneficiaries shall be entitled to receive the payments prescribed for such recipients under any death benefit plan maintained by the Company and in which Employee participated at the date of such death.

    5.3. Cause. Nothing in this Agreement shall be construed to prevent termination of the Employment Term by the Company at any time for "cause." For purposes of this Agreement, "cause" shall mean (a) dishonesty, wanton or willful misconduct, commission of a crime involving moral turpitude, substance abuse, misappropriation of funds, disparagement of the

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Company (or its management or employees), or (b) failure of Employee to perform, observe and fully comply during the Employment Term with any of the terms or provisions of this Agreement or the lawful directives of the Company, or at any time any of the terms or provisions of the Confidentiality Agreements or Restrictive Covenants, or any other proper cause determined in good faith by the Company; provided, however, that Employee's conduct shall not constitute "cause" within the meaning of (b)above unless and until (i) the Company shall have provided Employee with notice setting forth with specificity (1) the conduct deemed to constitute such "cause," (2) reasonable action, if any, that would remedy the objectionable conduct, and (3) a reasonable time within which Employee may take such remedial action (provided, however, that the Company shall not be required to provide additional time for remedial action in the event of repeated instances of the conduct deemed to constitute cause for which it has already given prior notice and time for remedial action in accordance with the provisions of this Agreement), and (ii) Employee shall not have taken and accomplished such specified remedial action within such specified reasonable time. The Company's liability, if any, for payments to Employee by virtue of any wrongful termination of Employee's employment pursuant to this Agreement shall be reduced by and to the extent of any earnings received by or accrued for the benefit of Employee during any unexpired part of the Employment Term.

     5.4. Without Cause. The Company shall have the right to terminate the Employment Term without cause at any time by giving Employee written notice of such termination. Under such circumstances, Employee shall be entitled to receive, for a period (the "Severance Period") equal to the balance of the unexpired Employment Term (which, in accordance with Section 1.1 hereof, shall be December 31 of the current year if notice of termination is given on or prior to October 1, or December 31 of the following year if notice of termination is given after October 1, continued coverage under any group health plan(s) maintained by the Company and in which Employee participated immediately prior such termination, subject to any deductibles, limitations, exclusions, co-payments and other cost sharing features applicable to active employees of the Company covered under such plan(s) (or, at the Company's option, an amount in cash equal, on an after-tax basis, to the "applicable premium" for such coverages, as described in 29 U.S.C. ss. 1164). The foregoing notwithstanding, any obligation to provide medical insurance (or payment in lieu thereof) shall expire when Employee is employed by a new employer that provides health insurance to its employees on a cost-sharing basis comparable to that provided by the Company. In addition, if the Company terminates the Employment Term without Cause, Employee will be entitled to receive an amount in cash equal to the sum of the salary payments he would have received for the balance of the unexpired Employment Term (assuming the rate of salary in effect at the time of his termination), but for such termination. Employee shall only have the right to receive payment for incentive compensation, if any, referred to in Section
1.5 hereof to which Employee would have been entitled in accordance with and subject to the provisions of the applicable plans or programs as duly adopted by the Company. Except as expressly stated in this paragraph, upon the termination of this Agreement Employee shall not be entitled to any payments or benefits which may be provided to employees of the Company. Payments and benefits to be provided hereunder shall in all respects be conditioned upon (1) the prior receipt by the Company from Employee of a general release of all claims of any nature whatsoever which Employee had, has or may have against the Company and

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related parties relating to Employee's employment by the Company (other than
Employee's entitlement under any employee benefit plan or program sponsored by the Company in which Employee participated and under which Employee has accrued a benefit) or the termination thereof, such release and covenant to be in form and substance reasonably satisfactory to counsel for the Company, and (2) continued compliance by Employee with the Confidentiality Agreements and, for the duration of the Severance Period, the Restrictive Covenants.

     5.5 Resignation for Good Reason. Employee shall have the right to terminate the Employment Term at any time for Good Reason, by giving the Company ninety (90) days' prior written notice of such termination. For purposes of this Agreement "Good Reason" shall mean, exclusively, a resignation based upon (a) a failure of the Company to observe or perform any of the material terms or provisions of this Agreement (including, for example, any reduction in the Monthly Salary other than a reduction which is a concurrent reduction on a comparable basis of the other management level employees), or (b) a material reduction in Employee's level of responsibility, position (including office and title, but not including reporting relationships), authority or duties (including changes resulting from the assignment to Employee of any duties and responsibilities inconsistent with Employee's Position as in effect on the date of this Agreement), in each case as determined by Employee acting reasonably and in good faith. Employee's notice of termination hereunder shall specify the basis for Employee's determination of "Good Reason"; provided, however, that the Company's conduct shall not constitute "Good Reason" unless and until (i) Employee shall have given the Company written notice setting forth with specificity (1) the conduct deemed to constitute "Good Reason," (2) reasonable action that would remedy the objectionable conduct, and (3) a reasonable time within which the Company may take such remedial action, and (ii) the Company shall not have taken and accomplished such specified remedial action within such specified reasonable time. Under such circumstances, the Company shall continue for the Severance Period (as defined in the previous paragraph) continued coverage under any group health plan(s) maintained by the Company and in which Employee participated immediately prior such termination, subject to any deductibles, limitations, exclusions, co-payments and other cost sharing features applicable to active employees of the Company covered under such plan(s) (or, at the Company's option, an amount in cash equal, on an after-tax basis, to the "applicable premium" for such coverages, as described in 29 U.S.C. ss. 1164). The foregoing notwithstanding, any obligation to provide medical insurance (or payment in lieu thereof) shall expire when Employee is employed by a new employer that provides health insurance to its employees on a cost-sharing basis comparable to that provided by the Company. In addition, if Employee terminates the Employment Term for Good Reason, Employee will be entitled to receive an amount in cash equal to the sum of the salary payments he would have received for the balance of the unexpired Employment Term (assuming the rate of salary in effect at the time of his termination), but for such termination. Employee shall only have the right to receive payment for incentive compensation, if any, referred to in Section 1.5 hereof to which Employee would have been entitled in accordance with and subject to the provisions of the applicable plans or programs as duly adopted by the Company. Except as expressly stated in this paragraph, upon the termination of this Agreement Employee shall not be entitled to any payments or benefits which may be provided to employees of the Company. Payments and benefits to be provided hereunder shall in all respects be

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conditioned upon (1) the prior receipt by the Company from Employee of a general release of all claims of any nature whatsoever which Employee had, has or may have against the Company and related parties relating to Employee's employment by the Company (other than Employee's entitlement under any employee benefit plan or program sponsored by the Company in which Employee participated and under which Employee has accrued a benefit) or the termination thereof, such release and covenant to be in form and substance reasonably satisfactory to counsel for the Company, and (2) continued compliance by Employee with the Confidentiality Agreements and, for the duration of the Severance Period, the Restrictive Covenants.

     5.6. Employment of a New Chief Executive. Notwithstanding any other provision of this Agreement, the Employment Term will terminate automatically if the Company hires a new Chief Executive Officer. In that event, Employee will be entitled to receive any accrued but unpaid Monthly Salary and a pro-rata portion to the date of termination of employment of any earned incentive compensation referred to in Section 1.5 with respect to the fiscal year during which Employee terminates, and thereafter the Company shall have no further liability or obligation hereunder.

     5.7. Change in Control. Notwithstanding any other provision of this Agreement, the Company may upon written notice terminate the Employment Term at any time following a Change in Control (as defined below). In that event, Employee will be entitled to receive any accrued but unpaid Monthly Salary and a pro-rata portion to the date of termination of employment of any earned incentive compensation referred to in Section 1.5 with respect to the fiscal year during which Employee terminates, and thereafter the Company shall have no further liability or obligation hereunder. For purposes of this Agreement, "Change in Control" will have the same meaning as defined in the Integrated Circuit Systems, Inc. 1997 Equity Compensation Plan.

    6. Coordination of Benefits; No Set-off. Other severance plans generally, or policies or agreements, if any, applicable to Employee or to employees of the Company generally, and any other severance payments required by applicable statutes or provided under government programs, may provide compensation and benefits to Employee upon events which would also require the Company pursuant to this Agreement to provide compensation or continue benefits. In such event, Employee shall be entitled only to the largest cash compensation provided for under any of such agreements, plans, policies, statutes or programs, including this Agreement, and the maximum benefit continuance provided for under any of such agreements, plans, policies, statutes or programs, including this Agreement.

     7.     Certain Reduction of Payments.

       (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined as set forth herein that any payment or distribution by, or benefit provided by, the Company to or for the benefit of Employee, whether paid or payable, made available to or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of
Section 280G of the

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Internal Revenue Code of 1986, as amended (the "Code"), and that it would be economically advantageous to the Company to reduce the Payment to avoid the limitation of the Company's deduction for such excess parachute payments under
Section 280G of the Code, the aggregate present value of amounts payable or distributable to or for the benefit of Employee pursuant to this Agreement (such payments, benefits or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment not to be deductible by the Company under Section 280G of the Code. For purposes of this Section 7, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

       (b) All determinations to be made under this Section 7 shall be made by the Company's firm of independent public accountants (the "Accounting Firm"), which firm shall use its best efforts to provide its determinations and any supporting calculations both to the Company and Employee within fifteen (15) days of any termination for which payment under Section 5 is required hereunder. Any such determination by the Accounting Firm shall be final and binding upon the Company and Employee. Employee shall in Employee's sole discretion determine which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 7. Within ten (10) days after the Company's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Employee such amounts as are then due to Employee under this Agreement.

       (c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments, as the case may be, will have been made by the Company which should not have been made ("Overpayment") or that additional Agreement Payments which have not been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. Within two years after the applicable termination of employment, the Accounting Firm shall review the determination made by it pursuant to the preceding paragraph. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Employee which Employee shall repay to the Company together with interest at the applicable Federal rate provided for in
Section 7872(f)(2) of the Code (the "Federal Rate"); provided, however, that no amount shall be payable by Employee to the Company if and to the extent such payment would not affect the limitations on the amount which is not deductible under Section 280G of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee together with interest at the Federal Rate.

       (d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses of any nature resulting from or relating to its determinations

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pursuant to subsections (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

     8. Survival. Notwithstanding expiration or termination of the Employment Term and except as is expressly set forth herein, Employee's obligations under the Confidentiality Agreements and Restrictive Covenants shall survive and remain in full force and effect for the periods therein provided, and Employee's agreements, covenants and representations under Sections 1.2(b) and 3 of this Agreement, the provisions for arbitration and equitable relief under Section 4 of this Agreement, the provisions for certain payments after the Employment Term in Sections 5, 6 and 7 of this Agreement, and Sections 9, 10, 11, 12, 13 and 14 of this Agreement shall survive and continue to remain in full force and effect.

     9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PROVISIONS.

    10. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

    If to the Company, to:

           Integrated Circuit Systems, Inc.
           2435 Blvd. of the Generals
           P.O. Box 968
           Valley Forge, PA  19482-0968
           Attention:  Chief Financial Officer and Chief Operating Officer

           With a copy to the Company's Legal Department.

    If to Employee, to:

           Mr. Rudolf Gassner
           523 Bridgeview Drive
           Lemoine, PA 17043

or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

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     11.      Contents of Agreement; Amendment and Assignment.

              (a) This Agreement (including the Restrictive Covenants) and the Confidentiality Agreements supersede all prior agreements and set forth the entire understanding among the parties hereto with respect to the subject matter hereof or thereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the parties and executed on their behalf by a duly authorized officer in the case of the Company and Employee in the case of Employee. Without limitation of the foregoing, Employee acknowledges that the effect of this provision is that no oral modifications of any nature whatsoever to this Agreement or the Confidentiality Agreements shall be permitted. In addition, nothing in this Agreement or in the Confidentiality Agreements shall be construed as giving Employee any right to be retained in the employ of the Company beyond the expiration of the Employment Term, and Employee specifically acknowledges that if Employee's employment by the Company continues beyond the expiration of the Employment Term, Employee shall be an employee-at-will of the Company, and thus subject to discharge at any time by the Company with or without cause and without compensation of any nature hereunder.

              (b) Employee acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or the Confidentiality Agreements or to create express or implied obligations of any nature to Employee.

              (c) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Employee.

     12. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is held to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

     13. Remedies Cumulative; No Waiver. No remedy conferred upon the Company by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Company in exercising any right, remedy or power hereunder, under the Confidentiality Agreements, or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company from time to time and as often as may be deemed expedient or necessary by the Company in it sole discretion.

     14. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in marking proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of January 11, 1999.

                                        INTEGRATED CIRCUIT SYSTEMS, INC.


                                        By:/s/ Hock E. Tan
                                        -------------------------------------
                                        Hock E. Tan, Senior Vice President,
                                        Chief Operating Officer
                                        and Chief Financial Officer


                                        EMPLOYEE:

                                        /s/ Rudolf Gassmer
                                        -------------------------------------
                                        RUDOLF GASSNER


                                      -12-